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                                                                   EXHIBIT 10.47




                            IMPERIAL CREDITCORP INC.


                      CORPORATE RESOLUTION REGARDING CREDIT


                ADDRESS: 226 Airport Parkway, San Jose, CA 95110


        RESOLVED, that WEBSIDESTORY, INC., a California corporation (the "Corporation"), borrow from IMPERIAL CREDITCORP, hereinafter referred to as "Lender", from time to time, such sums of money as, in the judgement of the officer or officers hereinafter authorized, this Corporation may require; provided that the aggregate amount of such borrowing, pursuant to this resolution, shall not at any one time exceed the principal sum of TWO MILLION DOLLARS ($2,000,000.00), in addition to such amount as may be otherwise authorized;

        RESOLVED FURTHER, that any one (1) of the following named officers

        John J. Hentrich              The    President and Chief Executive
                                             Officer

        Terance A. Kinninger          The    Senior Vice President and Chief
                                             Financial Officer

of this Corporation (the officer or officers acting in combination, authorized to act pursuant hereto being hereinafter designated as "authorized officers"), be and they are hereby authorized, directed and empowered, for and on behalf and in the name of this Corporation (1) to execute and deliver to Lender such notes or other evidences of indebtedness of this Corporation for the monies so borrowed, with interest thereon, as Lender may require, and to execute and deliver, from time to time, renewals or extensions of such notes or other evidences of indebtedness; (2) to grant a security interest in, transfer, or otherwise hypothecate or deed in trust for Lender's benefit and deliver by such instruments in writing or otherwise as may be demanded by Lender, any of the property of this Corporation as may be required by Lender to secure the payment of any notes or other indebtedness of this Corporation or third parties to Lender, whether arising pursuant to this resolution or otherwise; (3) to grant to Lender any stock purchase warrants as Lender may require; and (4) to perform all acts and execute and deliver all instruments which Lender may deem necessary to carry out the purposes of this resolution;

        RESOLVED FURTHER, that said authorized officers be and they are hereby authorized and empowered, and that any one (1) of said authorized officers be and they are hereby authorized and empowered (1) to discount with or sell to Lender conditional sales contracts, notes, acceptances, drafts, bailment agreements, leases, receivables and evidences of indebtedness payable to this Corporation, upon such terms as may be agreed upon by them and Lender, and to endorse in the name of this Corporation said notes, acceptances, drafts, bailment agreements, leases, receivables and evidences of indebtedness so discounted, and to guarantee the payment of the same to Lender, and (2) to apply for and obtain from Lender letters of credit and in connection therewith to execute such agreement, applications, guarantees, indemnities and other financial undertakings as Lender may require;

        RESOLVED FURTHER, that said authorized officers are also authorized to direct the disposition of the proceeds of any such obligation, and to accept or direct delivery from Lender of any property of this Corporation at any time held by Lender;



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